Exhibit 10.1
AGREEMENT
          This AGREEMENT (“Agreement”) is entered into effective January 1, 2010 (the “Effective Date”) by and between Hamilton Beach Brands, Inc. (the “Company”) and Michael J. Morecroft (“Morecroft”).
WITNESSETH:
     WHEREAS, Morecroft will retire as the President and Chief Executive Officer of the Company effective December 31, 2009; and
     WHEREAS, Morecroft has experience in leadership and financial skills and specialized expertise and knowledge regarding the housewares industry; and
     WHEREAS, to ensure a smooth transition, the Company wishes to appoint Morecroft as the Vice-Chairman of the Boards of Directors of the Company and The Kitchen Collection, Inc. (“KCI”).
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto memorialize their understanding and agree as follows:
     1. Services.
     (a) Capacity. The Company and KCI will each appoint Morecroft as Vice-Chairman of its respective Board of Directors as of the Effective Date. Morecroft hereby accepts such positions upon the terms and conditions set forth herein and shall perform such services as may be assigned by the Chairman of the Board of Directors of the Company and KCI.
     (b) Performance of Work. Morecroft may perform the services on site at the Company’s headquarters in Richmond, Virginia or, if appropriate, from another location. When necessary, Morecroft may use the Company’s in-house personnel and other resources to assist in the performance of services.
     (c) Schedule/Hours. Morecroft, the Company and KCI each agree that Morecroft will provide services over the Term at a level that will be no more than 20% of the average level of services performed by Morecroft over the 36-month period ending on December 31, 2009. Subject to the preceding sentence, Morecroft shall have the discretion to determine the work schedule and the manner in which the services will be performed in consultation with the Chairman of the Board of Directors.
2. Term. This Agreement shall be effective on the Effective Date and shall continue in effect until the earlier of (a) June 30, 2010 or (b) Morecroft’s death or disability that prevents him from performing services hereunder (the “Term”).
     3. Compensation. For services rendered under this Agreement, the Company shall pay Morecroft a monthly retainer of $25,000, in lieu of any other Board fees or retainers. Such amount shall be paid to Morecroft, in arrears, in the form of a single lump sum payment within ten (10) business days following the end of each calendar month during the Term. There shall not be any proration of the retainer in the event that the Agreement terminates prior to the end of a calendar month.
     4. Reimbursement of Expenses. The Company shall reimburse Morecroft for any reasonable expenses incurred by Morecroft in the performance of his duties hereunder upon presentation of satisfactory evidence thereof in accordance with corporate policies. Notwithstanding the foregoing, travel expenses and other expenses that are expected to exceed $1,500 shall require the prior written approval of the Chairman of the Board of Directors of the Company. No later than ten (10) business days after the end of each calendar month, Morecroft shall provide the General Counsel of the Company with a written invoice for any such expenses incurred during such month, indicating the type of expenses incurred and the amount thereof. The Company shall reimburse Morecroft for such expenses net 30 days from the date of receipt, absent any dispute regarding the amount thereof. However, as required under Internal Revenue Code Section 409A, such expenses must, in any event, be paid no later than December 31st of the year following the year in which such expenses were incurred by Morecroft.
          4. Independent Contractor/Taxes/Benefits.
     (a) During the Term, Morecroft will be and remain an independent contractor of the Company. For purposes of the amounts paid under this Agreement, Morecroft will NOT be treated as an employee of the Company for purposes of federal, state or local income tax withholding and unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country. Morecroft acknowledges and agrees that, as an independent contractor, he will be required to pay any applicable taxes on the fees paid by the Company and the Company shall not withhold any taxes on such fees or be responsible for the payment thereof.
     (b) The parties intend that any payment provided under this Agreement shall be exempt from, or shall be paid or provided in compliance with, Internal Revenue Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest or penalties as a result of the payments, and the parties shall administer and interpret the Agreement in accordance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Morecroft with respect to any payment provided to Morecroft hereunder and Morecroft shall be responsible for any taxes imposed on Morecroft with respect to any such payment.
  (c) Except as described in the following sentence, Morecroft acknowledges and agrees that as of the Effective Date, he will not be treated as an employee of the Company or its affiliates for purposes of any employee benefit plan or program maintained by the Company and shall not be entitled to receive or accrue any benefits under any such plan or program. Notwithstanding the foregoing, (a) nothing contained herein shall change, alter or release any vested right of Morecroft earned under any employee benefit plan as of December 31, 2009 or under the terms of the consulting agreement between Morecroft and NACCO Industries, Inc. (the “Parent Company”) dated February 10, 2009 (the “Parent Consulting Agreement”) for services performed prior to January 1, 2010; (b) during the Term, Morecroft shall be provided with the use of a laptop computer and/or blackberry or similar device, which shall be used strictly for the performance of the services, which shall be and remain the property of the Company, and related technical support; and (c) during the Term, Morecroft shall be provided with the use of an office and telephone line at the Company’s headquarters and personnel support to perform clerical functions associated with the services described herein.
          5. Entire Agreement/Applicable Law. This Agreement is the complete Agreement between the Company and Morecroft and supersedes any proposal or prior agreement, oral or written, and any other communications relating to the subject matter of this Agreement other than the Parent Consulting Agreement. No changes to this Agreement shall be effective unless made in writing and signed by the parties hereto. This Agreement will be interpreted, enforced and governed by and under the laws of the Commonwealth of Virginia, excluding conflict of law provisions. Morecroft consents to the jurisdiction of the Commonwealth of Virginia for interpretation of this Agreement or any dispute arising from the Agreement.
          6. Assignment. The Company may assign its rights and obligations under this Agreement to the Parent Company or any successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.
EXECUTED on the dates indicated below.

MICHAEL J. MORECROFT	HAMILTON BEACH BRANDS, INC.

By: /s/ Michael J. Morecroft	By: /s/ Kathleen L. Diller
Title: Vice President, General Counsel and Secretary

Date: 11/10/2009	Date: 11/10/2009

2